Appendix A

Fund	Class	Annual Operating Expense Limit	Agreement Expires
North Square Oak Ridge Small Cap Growth Fund	A	1.39%	September 30, 2022
	I	1.14%
North Square Oak Ridge All Cap Growth Fund	A*	1.20%	September 30, 2029
	I	0.95%
North Square Oak Ridge Dividend Growth Fund	I	1.00%
North Square Dynamic Small Cap Fund	I	0.99%
North Square Multi Strategy Fund	A	1.20%
	I	1.17%
North Square Strategic Income Fund	A*	1.15%	February 28, 2022
	I	0.90%
North Square Advisory Research All Cap Value Fund	I	0.95%
North Square Altrinsic International Equity Fund	I	0.97%	November 2, 2022
North Square McKee Bond Fund	I	0.28%
	Y	0.47%
North Square Tactical Growth Fund	A	1.30%	January 19, 2023
	C	1.30%
	I	1.30%
North Square Tactical Defensive Fund	A	1.70%
	C	1.70%
	I	1.70%
North Square Trilogy Alternative Return Fund	A	1.38%
	C	1.38%
	I	1.38%

* Share class is currently not offered.